Ultra Petroleum Corp.	Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM ANNOUNCES FIRST QUARTER PRODUCTION ABOVE MID-POINT OF GUIDANCE, BORROWING BASE REAFFIRMED AT $1.4 BILLION AND CREDIT AGREEMENT AMENDMENT STEPPING UP LEVERAGE RATIO COVENANT TO 4.5X

HOUSTON, Texas – April 19, 2018 – Ultra Petroleum Corp. (NASDAQ: UPL) announces:

•	First quarter average production of 803 MMcfe/d exceeded the mid-point of guidance for the quarter,
•	Borrowing base unanimously reaffirmed at $1.4 billion by the Company’s bank group,
•	Revolving credit agreement amendment unanimously approved to provide leverage covenant relief to 4.50 times, and
•	First quarter 2018 earnings conference call will be held May 10, 2018.

First Quarter 2018 Production Above Mid-Point of Guidance

During the first quarter of 2018, the Company’s production averaged 803 million cubic feet equivalent (MMcfe) per day, exceeding the mid-point of guidance of 790 to 810 MMcfe/d. Production volumes include 68.2 billion cubic feet of natural gas and 677.8 thousand barrels of oil and condensate and represents a 13% increase over the production volumes of first quarter 2017.

“We are very pleased to announce that we have exceeded the mid-point of our production guidance for the first quarter of 2018.  The execution of our 2018 plan is off to a strong start with a production beat that should serve to increase investor confidence regarding our ability to meet or exceed guidance. We look forward to providing a complete update to our first quarter results as scheduled on May 10, 2018,” said Brad Johnson, Interim Chief Executive Officer.

Borrowing Base Reaffirmed; Credit Agreement Amended

Ultra’s borrowing base of $1.4 billion was reaffirmed by the bank group for its revolving credit agreement. In addition, the bank group also approved an amendment to the credit agreement providing for a step up in the maximum net leverage covenant to 4.50 times beginning at June 30, 2018, with step-downs to 4.25 times at September 30, 2019 and 4.00 times at March 31, 2020 and thereafter.

“The unanimous approval by our bank group of both the borrowing base and the net leverage covenant amendment underscores their confidence in the quality of our assets and the strength of our business plan. I also want to be clear that the covenant relief we obtained in no way reflects any concern about our assets, the execution of our business plan or the guidance previously provided.  Rather, we proactively pursued such relief from our bank group in direct response to shareholders’ belief that the market may

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have unwarranted concerns about the Company’s current liquidity and the flexibility of our balance sheet,” said Brad Johnson.

First Quarter 2018 Earnings Conference Call

The Company will host a conference call Thursday, May 10, 2018, at 10 a.m. Central Daylight Time (11:00 a.m. Eastern Daylight Time) to discuss the Company’s first quarter 2018 results. In addition, the Company expects to provide updated results on its horizontal drilling program in Pinedale. There will be prepared remarks by Brad Johnson, Interim Chief Executive Officer, and Garland Shaw, Senior Vice President and Chief Financial Officer, followed by a question and answer session.

Investors and analysts are invited to participate in the call by dialing 1-877-876-9177, or 1-785-424-1669 for international calls using Conference ID: ULTRAQ12018. Interested parties may also listen over the internet at www.ultrapetroleum.com. A replay of the call will be available on the Company’s website.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The Company is listed on NASDAQ and trades under the ticker symbol “UPL”.

Additional information on the Company is available at www.ultrapetroleum.com. In addition, our filings with the Securities and Exchange Commission (“SEC”) are available by written request to Ultra Petroleum Corp. at 400 N. Sam Houston Parkway E., Suite 1200, Houston, Texas 77060 (Attention: Investor Relations) or on our website (www.ultrapetroleum.com) or from the SEC on their website at www.sec.gov or by telephone request at 1-800-SEC-0330.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement, including any opinions, forecasts, projections or other statements, other than statements of historical fact, are or may be forward-looking statements. Although the Company believes the expectations reflected in any forward-looking statements herein are reasonable, we can give no assurance that such expectations will prove to have been correct and actual results may differ materially from those projected or reflected in such statements. This news release also includes forward-looking statements about the Company’s borrowing base, which is based in part upon estimates of the Company’s proved reserves. There are numerous uncertainties inherent in estimating proved reserves, including projecting future rates of production and timing of development. In addition, certain risks and uncertainties inherent in our business as well as risks and uncertainties related to our operational and financial results are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K for the most recent fiscal year, our most recent Quarterly Reports on Form 10-Q, and from time to time in other filings made by the Company with the SEC. Some of these risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in the areas where we own properties, conduct operations, and market our production, as well as the timing and extent of our success in discovering, developing, producing and estimating oil and gas reserves, our ability to successfully monetize the properties we are marketing, weather and government regulation, and the availability of oil field services, personnel and equipment.

For further information contact:

Sandi Kraemer

Director, Investor Relations

Phone: 281-582-6613

Email: skraemer@ultrapetroleum.com

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